RESEARCH AGREEMENT

                                     between

                           THE UNIVERSITY OF WATERLOO
                            and Dr. John E. Thompson

                                       and

                           SENESCO TECHNOLOGIES, INC.


THIS AGREEMENT, effective as of the 1st day of May, 2002 by and between THE UNIVERSITY OF WATERLOO ("Waterloo"), located in the town of Waterloo and the Province of Ontario, N2L 3G1, of the country of Canada, Dr. John E. Thompson ("Thompson") of the University of Waterloo and Senesco Technologies, Inc. ("Senesco"), a Delaware Corporation located in the United States at 303 George Street, Suite 420, New Brunswick, New Jersey 08901, U.S.A.

                                   WITNESSETH:

WHEREAS Waterloo and Senesco have in common the desire to encourage and facilitate the discovery, dissemination and application of new knowledge;

WHEREAS   Senesco  has  conceived  of  certain   inventions,   currently   holds
intellectual property rights in such inventions and desires to further research and develop such inventions on a worldwide basis,

WHEREAS Waterloo and Thompson are equipped and well-qualified to perform research and development in the subject area of this Agreement; and

WHEREAS Senesco wishes to retain Waterloo to perform research and development services under the guidance of Thompson;

NOW, THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein, the parties hereto agree as follows:

                                    AGREEMENT

ARTICLE I. DEFINITIONS.

     "Confidential Information" shall mean:

          A. Any and all  knowledge,  know-how,  practices,  processes  or other information disclosed by Senesco directly or indirectly to Waterloo and/or Thompson whether said disclosure is made orally, in writing, by submission of samples, or otherwise, including without limitation information relating to the matters which are the subject of this Agreement and all other information regarding Senesco's past, present and future research, technology, know-how, ideas, concepts, designs, products, prototypes, processes, machines, compositions of matter, business plans, technical information, drawings, specifications and the like, and any knowledge or information developed by Waterloo and/or Thompson as a result of work in connection with this Agreement.

          B. Any and all discoveries, inventions, conceived inventions and know-how, whether or not patentable, and whether or not reduced to practice, including without limitation any and all biological isolates, compositions or matter, methods or processes, test data, findings, designs, machines, devices, apparatus, manufactures, and any improvements and/or any utility for the foregoing, which are made, conceived, discovered or developed by Waterloo or Thompson, whether alone or in conjunction with others, which arise in any way from, during or as a result of the performance of Waterloo's and Thompson's services to Senesco under this Agreement, and which relate to the Scope of Work (as herein below defined), including, but not limited to the subject matter set forth in the Protocol or which arose prior to this Agreement, but, as of the effective date hereof, has not been publicly disclosed. Such information may or may not be protectable in the form of a patent, a copyright or as a trade secret.

          C. This does not include information which:

     (1) is established by written records to be in the public domain other than as a consequence or an act of Waterloo or Thompson;

     (2) if disclosed to Waterloo or Thompson, was in Waterloo's possession prior to the disclosure and is demonstrated through written records that such information was in Waterloo's or Thompson's possession prior to disclosure from Senesco, and was not the subject of an earlier confidential relationship with Senesco; or

     (3) was rightfully acquired by Waterloo or Thompson from a third party, who was lawfully in possession of such information after the disclosure and was under no obligation to Senesco to maintain its confidentiality.

     The work performed hereunder shall be under the supervision of Dr. John E. Thompson, of the Department of Biology, at the University of Waterloo. No substitution of Thompson may be made without prior written consent of Senesco.

     "Employee" means an employee of the University of Waterloo involved either directly or indirectly within the Scope of Work, as herein below defined, under this Agreement.

     "Scope of Work" means the research and development on Primary Open Angle Glaucoma (POAG) via the use of fetal brain astrocytes, as a model for retinal ganglion cells, to establish proof of principal and the subsequent establishment of retinal ganglion cell lines which will undergo apoptosis induction, characterization, transfection and efficacy testing of the transfection. These early stage tests will act as the basis for development of a therapeutic for POAG.

     "Technology and Inventions" shall mean any and all discoveries, inventions, conceived inventions and know-how, whether or not patentable, and whether or not reduced to practice, including any and all biological isolates, compositions of matter, methods or processes, test data, findings, designs, machines, devices, apparatus, manufactures, and any improvements, and/or any utility for the foregoing, which are made, conceived, discovered or developed by Waterloo, whether alone or in conjunction with others, which arise in any way from, during or as a result of the performance of Waterloo's and Thompson's services to Senesco under this Agreement and which relate to the Scope of Work, including, but not limited to the subject matter set forth in the Protocol. Such Technology and Inventions may or may not be protectable in the form of a patent, a copyright or as a trade secret.

ARTICLE II. STATEMENT OF THE WORK.

     Waterloo shall perform research to enhance the Intellectual Property rights of Senesco in accordance with the protocol entitled Thompson, Sechyna and Flanagan Glaucoma Collaboration ("Protocol"), which is attached hereto and incorporated herein as Exhibit A.

ARTICLE III. PERIOD OF PERFORMANCE.

     The period of performance of this Agreement is contemplated to be one (1) year, annually renewable by Senesco at the cost indicated below, unless sooner terminated or extended as elsewhere provided herein or by mutual agreement.

ARTICLE IV. COST AND PAYMENT.

A. Senesco agrees to pay for the cost of work specified in the Budget as set forth in Exhibit A. Payment is to be made by Senesco in Canadian dollars.

B. The total financial obligation of Senesco for the one year period is limited to $50,000 Canadian, which shall not be exceeded without the written authorization of Senesco.

C. Payments shall be sent to: Mr. Barry C. Scott, Director, Research Finance, the University of Waterloo, 200 University Avenue West, Waterloo, Ontario N2L 3G1, Canada.

D. Invoices to Senesco shall be sent to: Mr. Joel Brooks, Chief Financial Officer, Senesco Technologies, Inc., 303 George Street, Suite 420, New Brunswick, New Jersey, 08901, U.S.A.

ARTICLE V. RELATIONSHIPS OF THE PARTIES.

A. Waterloo's relationship to Senesco in the performance of this Agreement is that of an independent contractor. The work performed hereunder shall be under the supervision of Thompson, who is considered essential to the work being performed. No substitution of Thompson may be made without the prior written consent of Senesco. Waterloo and Thompson shall ensure that all Employees, researchers and other personnel involved with performing work in connection with this Agreement are familiar with and understand the terms of this Agreement prior to their performance hereunder, including, without limitation, their obligation to take all actions necessary to vest title to any Technology and Inventions to Senesco.

B. Neither party is authorized or empowered to act as an agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

C. Waterloo and its Employees acknowledge they are aware of this Agreement and are bound by its terms.

ARTICLE VI. CONFIDENTIALITY.

A.   In  order to  carry  out the  terms  of this  Agreement  and to  facilitate performance of the work hereunder, Senesco may disclose certain Confidential Information, defined under Article I, to Waterloo and Thompson which Senesco considers confidential and proprietary.

B.   Senesco  possesses  all  right,  title  and  interest  to all  Confidential
     Information, whether disclosed by Senesco or developed under this Agreement. Waterloo and Thompson each agree that the Confidential Information will be kept in strict confidence.

C. Prior to the commencement of work under this Agreement, each Waterloo Employee to undertake work relating to this Agreement shall agree to be bound by the

     Confidentiality and non-compete provisions of this Agreement by signing a copy of the form Acknowledgement attached as Exhibit B.

D. Waterloo and Thompson shall not, without the express written consent of Senesco, directly or indirectly disclose, furnish, disseminate, or make available such Confidential Information in any way, in whole or in part, to any person or entity other than Employees of Waterloo directly or indirectly involved in the work under this Agreement, and then only on a need to know basis as required for performance of this Agreement; said Employees are subject to the same restrictions upon disclosure of this Confidential Information as Waterloo and Thompson.

E.   Waterloo and/or Thompson will promptly inform Senesco if they discover that
     third  party  is  making  or  threatening  to  make   unauthorized  use  of
     Confidential Information.

F. The above obligations with respect to Confidential Information shall survive for a period of ten (10) years after the termination of this Agreement, and any extensions or renewals.

ARTICLE VII. PATENT RIGHTS.

A. Waterloo and Thompson hereby assign and agree to assign to Senesco all right, title and interest to any Technology and Inventions made, conceived of or arising under this Agreement within the Scope of Work.

B. All information and know-how relating to any Technology and Inventions made, conceived of or arising under this Agreement is deemed Confidential Information and shall be kept in strict confidence by Waterloo and Thompson pursuant to this Agreement.

C.   Waterloo and Thompson shall promptly disclose to Senesco,  in writing,  any
     technology  and  Inventions  made,   conceived  of  or  arising  under  the
     Agreement.

D. Senesco has the sole discretion for the selection of the means for intellectual property protection for the Technology and Inventions, whether to maintain trade secret protection or seek protection by patent. Senesco has the sole discretion for the selection of the technology to protect by patent and will make all decisions regarding the scope of protection sought.

E. Senesco has the sole discretion to select patent counsel or other legal representatives to help secure patent rights to any Technology and Inventions arising out of this Agreement.

F. If Senesco decides that a patent application is to be filed, Senesco, shall, at its own cost, prepare file and prosecute such application. Designation of inventors in a patent application is a matter of patent law and shall be solely within the discretion of qualified patent counsel or other legal representative for Senesco.

G. Waterloo and Thompson shall at the request and expense of Senesco, at any time during or after the termination of this Agreement, execute all documents and perform all such acts as Senesco may deem necessary or advisable to confirm Senesco's sole and exclusive ownership right, title and interest in such Technology and Inventions in any country. Waterloo and Thompson each agree to do all acts and execute all documents at the expense and request of Senesco, that Senesco may deem necessary to enforce its rights to the Technology and Inventions, including but not limited to assisting in the preparation of patent applications, assisting in litigation, appearing for depositions and appearing as trial witnesses.

ARTICLE VIII. PUBLICITY.

A. Waterloo and Thompson shall not disclose this Agreement with Senesco in any publicity, advertising or news release without the prior written approval of an authorized representative of Senesco. Senesco will not use the name of Waterloo in any publicity, advertising or news release without the prior written approval of Waterloo, except as provided for under Article VIII.C.

B. Except: Waterloo may, at its own discretion, provide a brief listing of the research conducted under this Agreement, including the name of the sponsor, Senesco, as part of a public compendium of Waterloo research.

C. Senesco may, at its own discretion, provide information relating to or arising from this Agreement to investors, licensees, relevant government agencies and other such parties.

ARTICLE IX. PUBLICATION.

A. Senesco recognizes that Waterloo may be desirous of publishing information as part of Waterloo's policy and function as a university to disseminate information for the purpose of scholarship. Waterloo and Thompson recognize that such publication may jeopardize the protection of intellectual property rights contemplated under this Agreement.

B. Waterloo shall not publish any Confidential Information relating to this Agreement or any Technology and Inventions conceived of, made or arising under this Agreement until permission in writing is given by Senesco. Senesco agrees that Waterloo personnel shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Protocol, PROVIDED: (1) that Senesco shall have been provided copies or any proposed publication or presentation at least ninety (90) days in advance of the submission of such proposed publication or presentation; and (2) Senesco shall have thirty (30) days after receipt of said copies to object to such proposed presentation or proposed publication; and (3) in the event that Senesco makes such objection, Thompson and Waterloo personnel shall refrain from making such presentation or publication for a period of sixty (60) days to allow Senesco to file patent application(s) or seek other protection for its proprietary subject matter contained in the proposed presentation or publication; and (4) in the event Senesco is unable to obtain meaningful protection within sixty (60) days on the subject matter under the terms of this Article, Waterloo and Thompson agree to postpone publication for up to an additional ninety (90) days during which time the parties shall negotiate a version of the publication which does not compromise Senesco's proprietary interests in the subject matter and is otherwise acceptable to Senesco. Under no circumstances will Waterloo or Thompson be allowed to disclose Confidential Information of Senesco.

ARTICLE X. NONCOMPETITION.

A. Notwithstanding any provisions of this Agreement to the contrary, the parties agree that Waterloo independently works on many projects which may be similar in some respects to the subject matter set forth in the Protocol. The parties agree that Waterloo shall not be precluded from pursuing such projects through its own personnel, EXCEPT:

     (1) Thompson agrees not to conduct any research, act as a consultant or perform any other services, either directly or indirectly, for any entity in the world which is competitive with Senesco relating to the subject matter provided in Article X.B. herein, for a period of two
          (2) years after the termination of this Agreement; and

     (2) Each person working on this project agrees to first notify Senesco prior to accepting employment or undertaking services for any entity in the world which is competitive with Senesco relating to the subject matter provided in Article X.B. herein. In view of the confidentiality obligations herein, each person working on this project agrees to use his best efforts not to personally conduct any research, act as a consultant, or perform any other services relating to the subject matter provided in Article X.B. herein, either directly or indirectly for any entity for a period of two (2) years after termination of this Agreement.

B. The scope of noncompetition shall include research and development on fetal brain astrocytes as a means of establishing proof of principal and the subsequent establishment of retinal ganglion cell lines which undergo apoptosis induction, characterization, transfection and efficacy testing of the transfection, along with all subsequent testing on prospective therapeutics derived from Senesco's deoxyhypusine synthase and eukaryotic initiation factor-5A genes for POAG that are derived herefrom.

C. The parties agree that the period of time and scope of the restrictions specified herein are both reasonable and justifiable to prevent harm to the legitimate business interests of Senesco, including but not limited to preventing transfer of Confidential Information to Senesco's competitors and/or preventing other unauthorized disclosures or use of Senesco's Technology and Inventions.

ARTICLE XI. REPORTS AND CONFERENCES.

A. Written project reports shall be provided by Waterloo to Senesco monthly, to be received by the seventh day of the following month. A final report shall be submitted by Waterloo within thirty (30) days of completion of the project or within thirty (30) days of the termination of this Agreement. The content of the written project reports will be agreed upon by the parties.

B. During the term of this Agreement, representatives of Waterloo will meet with representatives of Senesco at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Protocol to be performed hereunder.

ARTICLE XII. ASSIGNMENT.

     No right or obligation to this Agreement shall be assigned by Waterloo without the prior written permission of Senesco. Senesco has the right to assign its rights and obligations; however, it must also seek permission of Waterloo, such permission not to be unreasonably withheld. Waterloo shall not subcontract any work to be performed without Senesco's prior written consent. Any work by any subcontractor shall be under the direct supervision of Thompson.

ARTICLE XIII. SUPPLIES AND EQUIPMENT.

     Waterloo shall provide laboratory space, personnel and equipment already owned by Waterloo for conducting the research contemplated by the Agreement. Waterloo shall retain title to any equipment purchased with funds provided by Senesco under this Agreement.

ARTICLE XIV. TERMINATION.

A. Senesco has the right to terminate this Agreement upon thirty (30) days advance written notice to Waterloo. In the event of such a termination, Waterloo shall refund all unexpended and unobligated funds to Senesco after withholding amounts necessary to discharge obligations that cannot be canceled. Waterloo agrees to provide Senesco with copies of all work products which exist at the time of termination.

B. In the event Senesco terminates this Agreement, then Dr. John E. Thompson shall not be obligated under the non-competition provision, specifically
     Article X.A., paragraph (1).

C. Senesco's rights under Articles VI, VII, VIII, X and XI shall survive termination of this Agreement.

D. In the event Senesco wishes to abandon its interest in the Technology and Inventions, Waterloo and Senesco will enter into good faith negotiations for Waterloo to acquire said Technology and Inventions.

ARTICLE XV. INDEMNIFICATION.

A. Waterloo shall defend, indemnify and hold Senesco, its officers, employees and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys' fees) or claims for injury or damages arising our of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys' fees or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Waterloo, its officers, agents or employees.

B. Senesco shall defend, indemnify and hold Waterloo, its officers, employees and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys' fees) or claims for injury or damages arising out of the performance of this Agreement but only in proportion to an to the extent such liability, loss, expense, attorneys' fees or claims for injury or damages are caused by or result from the negligent or
     intentional  acts  or  omissions  of  Senesco,  its  officers,   agents  or
     employees.

ARTICLE XVI. GOVERNING LAW.

     This Agreement shall be construed in accordance with and governed by the laws, statutes, rules, court decisions and customs prevailing in the Sate of New Jersey and the United States, except to the extent that the laws of the Province of Ontario and the Federal Government of Canada shall govern Workman's Compensation, Employment Standards Act, Ontario Human Rights Code, Environmental Protection Act, Occupational Health and Safety Act or any other similar statutes that would take priority.

ARTICLE XVII. INTEGRATION.

     This Agreement states the entire contract between the parties in respect to the subject matter of the Agreement and supersedes any previous written or oral representations, statements, negotiations or agreements. This Agreement may be modified only by written amendment executed by the authorized representatives of both parties.

ARTICLE XVIII. AGREEMENT MODIFICATION.

     Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

ARTICLE XIX. GOVERNING LANGUAGE.

     In the event that a translation of this Agreement is prepared and signed by the parties, this English language Agreement shall be the official version and shall govern if there is a conflict between the translation and this English language Agreement.

ARTICLE XX. NOTICES.

     Notices under this Agreement shall be sent by registered mail, return receipt requested, or delivered by hand, to the following address of either party unless changed by written notice.

Senesco:                            Waterloo:

Bruce Galton, President and CEO     Judy Brown, Contracts Manager
Senesco Technologies, Inc.          Office of Research
Suite 420                           University of Waterloo
303 George Street                   200 University Avenue West
New Brunswick, NJ 08901 USA         Waterloo, Ontario N2L 3G1
Telephone: (732) 296-8400           CANADA
Fax: (732) 296-9292                 Telephone: (519) 888-4567, x2022
                                    Fax: (519) 746-7151

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.


SENESCO TECHNOLOGIES, INC.                         THE UNIVERSITY OF WATERLOO
("Senesco")                                        ("Waterloo")


BY:    /s/ Sascha P. Fedyszyn                   BY:    /s/ Judy Brown
       -------------------------------------           -------------------------
Title: Vice President, Corporate Development    Title: Senior Manager
       -------------------------------------           Contracts Research &
                                                       Industrial Grants


                                                BY:    /s/ B.C. Scott
                                                       -------------------------
                                                Title: Director
                                                       Contracts Research &
                                                       Industrial Grants

                                    EXHIBIT A

             THOMPSON, SENCHYNA AND FLANAGAN GLAUCOMA COLLABORATION

1. BACKGROUND.

Glaucoma describes a group of potentially blinding ocular disorders that involve progressive optic neuropathy of unknown etiology, frequently associated with elevated intraocular pressure (IOP)[1]. The Canadian National Institute for the Blind identifies glaucoma as the second leading cause of blindness in people over the age of 50 in Canada. Recent estimates of world-wide prevalence state that approximately 67 million people are afflicted with glaucoma, and that 6.7 million are bilaterally blind [2]. The majority (50% to 66%) of the glaucomas have open, normal-appearing anterior chamber angles, in which case the condition is known as Primary Open Angle Glaucoma (POAG).

Although the clinical features of POAG are reasonably well described, the pathogenesis of optic nerve damage in glaucoma remains unclear. Intraocular pressure (IOP) is well accepted as an important risk factor for the development of glaucomatous optic nerve damage. However, evidence shows that the severity of the disease depends upon the individual susceptibility of a given eye, i.e. the IOP capable of causing damage can vary dramatically from patient to patient [3]. It has even been argued that there is no "safe" level of IOP per se; but rather that increasing IOP is associated with a continuously increasing risk level for the development of optic nerve damage and visual field loss [4,5].

1.1  THE ANATOMY, PHYSIOLOGY AND PATHOPHYSIOLOGY OF THE OPTIC NERVE HEAD

The optic nerve is formed by the axons of the ganglion cells, which form the innermost neuronal layer of the retina, i.e. the nerve fibre layer (see Figure 1 for anatomical overview and terminology) [3,6-9]. The axons carry partially processed visual information from the retina to the brain. The clinically visible portion of the optic nerve is known as the optic nerve head (ONH), and consists of the unmyelinated nerve fibres that converge, turn and exit the eye. These nerve fibres pass through the back of the eye via the scleral canal, which is partially filled with a perforated, collagenous connective tissue known as the lamina cribrosa (LC). Early studies [10-13] demonstrated that elevated IOP leads to axoplasmic blockade at the level of the LC, and eventually to retinal ganglion cell (RGC) death. Further, it is known that LC morphology is distorted in POAG, and that such changes can pre-date the development of visual field loss [14,15]. Such observations have led to much attention being focused on the LC, with the goal of understanding how elevated IOP leads to optic neuropathy.

The LC typically consists of approximately 10 cribriform plates, or lamellae, which contain collagen type IV, laminin, and elastin. Each plate is perforated by between 150-600 pores [16], through which the axonal bundles run. There is general alignment of pores through successive lamellae, although they do sometimes branch and divide. There is no decrease in the number of pores with age, but a proportion are filled with connective tissue, probably due to loss of axons [16-18]. The lamellae are anchored peripherally to the sclera, centrally to the connective tissue envelope of the central retinal vessels and posteriorly to the septa of the retrolaminar optic nerve [19,20]. The anterior surface of the lamina is shaped like a saddle, with the nasal and temporal regions more anterior than the superior and inferior [19,20].

The blood supply to the optic nerve is somewhat complex, but important to understand since it is hypothesized to play a role in glaucoma. Unlike the retina and the superficial layer of the optic nerve, the arterial supply to the LC is from the short posterior ciliary arteries (SPCAs) that penetrate the sclera. Vascular casting studies have shown that there are no capillary beds between the optic nerve and the peripapillary choroid, with only small arterial and venous connections present. Arterial flow is away from this peripapillary region, flowing toward either the choroid or the optic nerve. This has led to the concept of the peripapillary region being a low flow area compared to the rest of the choroid, and thus it has been postulated that a "peripapillary watershed zone" exists that may be prone to localised ischemia [6,9]. When combined with the vertically oriented "watershed zones" of Hayreh [7,8], the superior and inferior temporal regions of this peripapillary zone would be particularly vulnerable to ischemic damage [6].

Despite many years of research, we still do not understand the initial insult that leads to the development of glaucoma. Several theories have been proposed and debated:

o The mechanical theory hypothesizes that elevated IOP deforms (stretches) the LC, leading to several effects. First, it causes misalignment of pores between lamellae, which in turn causes kinking and distortion of nerve fibre bundles as they traverse the LC. Second, LC deformation may alter local cellular function. This hypothesis is consistent with histologic and other studies showing that elevated IOP causes retrograde bowing of the LC [21-25], can disrupt the organisation of the LC [26-28], and that there is decreased connective tissue density in the superior and inferior poles of the optic nerve head [29,30]. The latter observation correlates with clinical findings that the arcuate bundles that enter the optic nerve head at the superior and inferior poles are usually first affected in glaucoma [31-41]. In this theory, differences in the rigidity of the LC are thought to account for differences in susceptibility to IOP-induced damage. In other words, individuals with "weak" laminas, or more specifically with weak regions within their LC, are at increased risk of optic neuropathy due to elevated IOP.

o The vasogenic theory proposes that glaucomatous optic neuropathy is due to insufficient vascular perfusion at the level of the LC, resulting in ischemic injury. Inadequate autoregulatory function in the branches of the SPCAs supplying the laminar region, complications in the haemodynamics between the peripapillary choroidal flow and the anterior ON flow [6], or other haemotologic factors could then account for differences in susceptibility to IOP-induced damage (for recent reviews see [6,8,9,42]).

In the absence of conclusive proof it seems reasonable to presume that optic neuropathy is due to a combination of these mechanisms. It is also possible that such effects could interact; for example, mechanical deformation of the LC could lead to ischemia due to distortion of capillary beds or raised IOP could cause localised hypo-perfusion in the "peripapillary watershed zone". As summarised by Anderson [3], "the jury is still hung" as to whether connective tissue damage, microvascular damage, or both, are primary pressure-induced changes in glaucomatous optic neuropathy. In summary, a variety of mechanisms play a role in the development of glaucomatous optic neuropathy; these mechanisms have not been definitively identified, but likely include ischemia and IOP-induced deformation of the lamina cribrosa leading to an altered mechanical environment within this tissue.

1.2  ROLE OF ASTROCYTES IN GLAUCOMA

Although debate regarding the initial insult remains unresolved, our understanding of the early cellular changes associated with glaucoma has improved substantially over the last decade. Based on animal models and study of postmortem human tissue, the evidence suggests that retinal ganglion cell (RGC) death in GLAUCOMA OCCURS BY APOPTOSIS [43-51]. An important event in the
sequence  leading  to  apoptosis  is  the   transformation  of  type  1(beta)
astrocytes from a quiescent to a reactive state (for recent and extensive reviews see [52-55]) and the subsequent remodelling of the LC.

Astrocytes are the predominant cell type in the optic nerve, e.g. they make up approximately 50% of the prelaminar region of the optic nerve [56]. They are among the first cell type to respond to injury, and they play an essential role in the mechanical and metabolic support of the optic nerve axons. For example, astrocytes help form the inner limiting membrane, the thin coat surrounding the optic nerve and the fasciculi or bundles of axons. Furthermore, the capillaries that support the axons within these bundles are found within surrounding astrocytec columns [56,57]. The astrocytes often end as footplates forming sheaths around the capillaries, indicating the close relationship between astrocytes and the vascular supply. In fact, the close inter-relationship between astrocytes, capillaries, and connective tissue elements of the LC implies that astrocytes have the potential to sense and respond to local mechanical effects and ischemia. Astrocytes thus represent a natural pathway through which changes in the LC can affect the function of optic nerve axons and ultimately lead to RGC death by apoptosis followed by the development of glaucomatous optic neuropathy.

2.   TIME LINE AND OBJECTIVES - IN BRIEF.

The following briefly summarizes a time line and explanation of objectives as laid out in a meeting between John Thompson, Michelle Senchyna, John Flanagan and Catherine Taylor (April 17, 2002). Detailed protocols will be prepared through meeting between Michelle Senchyna and Catherine Taylor to start Monday April 22, 2002.

2.1  OUTLINE OF LABORATORY OBJECTIVES.

2.1.1. CULTURE OF PURCHASED FETAL BRAIN ASTROCYTES

Astrocytes will serve as a model for retinal ganglion cells and allow us to establish "proof of principle". Culture of these cells has already been started and we have considerable experience in handling these cells. Unfortunately, we have used our entire stock of cells and thus require the purchase of a new vial of stock cells. For purposes of efficiency and optimum behaviour, these new cells will be subcultured over three successive passages. At which time, We will characterize the action of these cells (based on cytokine stimulation) to verify their actions are analogous to cells in the optic nerve head. Characterization is based on antibody surface staining to selected markers and the ability to induce the expression of TGF(beta)2 and iNOS. Expected time line = 7 - 10 weeks (cells grow very slowly and require several passage prior to experimentation).

Once characterized, apoptosis inducement and characterization will be carried out under direction and guidance with the Thompson Lab. Once pattern of apoptosis has been established, astrocytes will be stably transfected with anti-sense oligo, and a second set of apoptosis experiments will be conducted.

2.1.2. ESTABLISHMENT OF RETINAL GANGLION CELL (RGC) LINES

Starting  week  of  April  22,   procedures/protocols  will  be  established  to
facilitate RGC cell culture.

Human eyes will be purchased from a facility in the US - 2 pairs of eyes will be purchased - 1 set from a person clinically diagnosed with glaucoma and the other set pathology free. From these eyes, the optic nerve will be dissected and from that a mixed cell population will be isolated and seeded. Via a variety of culture-selection procedures, RGC enriched populations will be established (ultimately we will be able to, using antibody staining for cell surface markers, verify that our cultures are 95% enriched for RGCs). The expected time line for the establishment of these cell lines is difficult to judge - the cells grow very slowly and in truth are quite difficult to establish. However, we are confident that with the combined expertise of the two Waterloo Labs plus contacts that we have with the Departments of Ophthalmology at both Dalhousie University and the University of Toronto, we should be able to establish the RGC cell lines within six - eight months of starting (thus by the end of October - December).

Once   established,   the  RGC   cells   will   undergo   apoptosis   induction,
characterization, transfection and "testing" to assess the efficacy of the transfection.

It is anticipated that these two sets of experiments will provide sufficient data (along with all the Thompson Lab results) to support the next potential phase of experiments, which would involve the design and testing of a therapeutic formulation.

2.2. DIVISION OF LABOR.

In terms of division of labor, all cell lines will be established in Senchyna/Flanagan Labs. Once established, Michelle and Catherine will establish which location is best suited for each procedure. Experiments will be conducted by Michelle Senchyna, Liz Heikkila (1/2 time technician in Senchyna/Flanagan
Lab), Catherine Taylor and additional support from the Thompson Lab if required.

2.3. BUDGET.


-----------------------------------------------------------------------------------------
                                           Item                                    Cost
                                                                                  ($ Can)
-----------------------------------------------------------------------------------------
Support of 1/2 of Research Assistant for 1 year (May 1 2002 - May 1 2003)         25 000
to be employed in the Senchyna/Flanagan Lab. This person (Liz Heikkila)
is already working with us and has 25 years of cell culture experience. 1/2 her salary + benefits
-----------------------------------------------------------------------------------------
Purchase of 1 vial of astrocytes (Cambrex Life Sciences - cat CC 2565)               900
-----------------------------------------------------------------------------------------
Purchase of required astrocyte cell culture media and subculture reagents          2 600
(Cambrex Life Sciences - cat CC 3186 and CC 5034)
-----------------------------------------------------------------------------------------
Purchase of two pairs of human eyes for preparation of RGC cultures                  750
-----------------------------------------------------------------------------------------
Purchase of required cell culture media, subculture reagents, cell surface         5 000
marker antibodies
-----------------------------------------------------------------------------------------
General lab supplies, culture materials ....                                       5 000
-----------------------------------------------------------------------------------------
Miscellaneous                                                                      3 000
-----------------------------------------------------------------------------------------
Total                                                                             42 225
-----------------------------------------------------------------------------------------


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

                                    EXHIBIT B

               ACKNOWLEDGEMENT OF EMPLOYEES AND RESEARCHERS OF THE
                             UNIVERSITY OF WATERLOO

In consideration of the substantial benefits that I have or will continue to receive as an employee and/or researcher of the University of Waterloo, and as a condition to being able to participate in the project described in the Research Agreement executed between Senesco Technologies, Inc. ("Senesco") and The University of Waterloo ("Waterloo"), effective as of May 1, 2002, I hereby agree to be bound to the confidentiality and nondisclosure provisions set forth as the obligations required of the University of Waterloo pursuant to the Agreement as if I were a signatory to such Agreement. I acknowledge and agree that any inventions or rights which may be protectable under intellectual property law developed, created, or conceived of by me (either in whole or in part) within the Scope of Work, as defined in the Research Agreement, shall be owned solely by Senesco, and I hereby agree to take any actions requested by Senesco in order to more fully vest title in the same in Senesco as required by such Agreement.


                                                         /s/ John Thompson
                                                       -------------------------
                                                            (Employee Name)




                                                         /s/ John Thompson
                                                       -------------------------
                                                              (Signature)